EXHIBIT 10.1



January 20, 2006

Board of Directors
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon 97005-6453

Re:   Resignation
      ___________

Dear Board Members:

     I have discussed with Chairman Phil Knight my continued service to NIKE and the Board, and for various reasons unrelated to my performance, I believe it may be best for me to resign as a director and officer of NIKE, Inc.

     Accordingly, I am tendering my resignation to the Board upon the condition that the Company agrees to treat the resignation as a "termination without cause" under my employment agreement, in which case the severance and vesting provisions shall apply upon termination of my employment. The Company will also agree to purchase my Portland house for my original purchase price plus subsequent remodeling expenses and purchases, and reimburse me for or provide certain other transitional expenses and services that I have outlined to Lindsay Stewart. The resignation will be effective upon the Board's acceptance of my resignation on these terms.

     While my employment agreement gives me an opportunity to be notified of and to resolve any issues or concerns of the Board, I understand the issues related to my resignation, and do not desire to resolve them, so I waive that provision in the agreement. I also agree to release the Company from any liability related to my employment or resignation, and I reaffirm my obligations under my non-competition agreement.

     If this resignation is acceptable, kindly countersign this letter. It has been a pleasure working with you.

                              Very truly yours,


                              William D. Perez



Accepted on behalf of the Company:

By:  ________________________________

Title:  _____________________________